UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2019 (April 14, 2019)

Date of Report (Date of earliest event reported)

CAESARS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices)

(Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2019, Anthony P. Rodio was appointed as the Chief Executive Officer of Caesars Entertainment Corporation (the “Company”) and Caesars Enterprise Services, LLC, effective as of the later of May 1, 2019 and the date immediately following the date on which he becomes contractually available to perform services under the Employment Agreement (as defined and discussed below) (such later date, the “Effective Date”). In addition, effective as of the Effective Date, Mr. Rodio was elected as a new member of the Board of Directors of the Company (the “Board”). As previously disclosed in the Separation Agreement, dated as of November 1, 2018, by and between the Company and Mark P. Frissora, as amended on December 21, 2019, Mr. Frissora will resign from the Board and as an officer of the Company and its subsidiaries on April 30, 2019.

Mr. Rodio, 60, served as Chief Executive Officer of Affinity Gaming since October 2018 and has over 37 years of experience in the casino industry. Mr. Rodio started his gaming career in 1980 as an accounting clerk and transitioned into the management ranks, holding a succession of executive positions for casino brands including Harrah’s Entertainment, Trump Marina Hotel Casino, the Atlantic City Hilton Casino Resort and Penn Gaming. Before leading the Affinity team, Mr. Rodio served as Chief Executive Officer and President of Tropicana Entertainment Inc. for over 7 years. He has also served on the boards of professional and charitable organizations including Atlantic City Alliance, United Way of Atlantic County, the Casino Associations of New Jersey and Indiana, AtlantiCare Charitable Foundation, and the Lloyd D. Levenson Institute of Gaming Hospitality & Tourism.

In connection with Mr. Rodio’s appointment as Chief Executive Officer of the Company, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Rodio on April 15, 2019, which provides for the following, effective as of the Effective Date: (i) an annual base salary of $1,500,000 (the “Base Salary”); (ii) a target annual cash incentive opportunity (the “Bonus”) under the Company’s annual incentive bonus program(s) applicable to Mr. Rodio’s position of 100% of the Base Salary and, in the sole discretion of the Compensation and Management Development Committee of the Board, up to an additional 100% of the Base Salary if the initial threshold for the target bonus is exceeded; (iii) a one-time bonus payment in the amount of $250,000; and (iv) a cash payment of $3,000,000 in the event that Mr. Rodio’s employment is terminated by the Company without cause or by Mr. Rodio for good reason within twenty-four months following a change of control of the Company. The Employment Agreement also provides that Mr. Rodio’s employment is terminable by him or the Company at any time, with or without cause, and for any reason or no particular reason.

Subject to restrictions and requirements specified in the Employment Agreement (including that Mr. Rodio executes a separation agreement and release in a form customarily used by the Company for senior executives), in the event of a termination of Mr. Rodio’s employment by the Company without cause or by Mr. Rodio for good reason at any time other than within twenty-four months following a change of control of the Company, Mr. Rodio will be entitled to: (i) any unpaid Base Salary and other accrued obligations of the Company earned through the date of termination; and (ii) a lump-sum severance payment in an amount equal to not less than one year salary at Mr. Rodio’s annual Base Salary rate plus a pro-rata target Bonus for the then-current bonus year to the extent not already paid to Mr. Rodio.

In addition, Mr. Rodio will be subject to restrictions on competition and solicitation during his employment with the Company and for up to an additional twelve months thereafter. The Employment Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

On April 16, 2019, the Company announced the creation of a Transaction Committee of the Board composed solely of independent directors to oversee the Company’s evaluation of ongoing efforts in creating additional shareholder value. A copy of the Company’s press release announcing the formation of the Transaction Committee as well as the appointment of Mr. Rodio as the Company’s Chief Executive Officer and a member of the Board is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, by and between Caesars Enterprise Services, LLC and Anthony P. Rodio, dated as of April 15, 2019

99.1	Press Release, dated April 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: April 16, 2019	By:	/s/ MICHELLE BUSHORE
	Name:	Michelle Bushore
	Title:	Senior Vice President and Chief Governance
and Transactional Officer